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                                                                EXHIBIT 10(g)

                       [DETREX CORPORATION LETTERHEAD]


                                                June 23, 1993

Mr. Robert M. Currie
5149 Cherokee Court
Troy, MI 48098


Dear Bob:

        Confirming our conversation on June 22, 1993, I have concluded that you would make an excellent member of the Detrex management team and hereby tender the following Offer of Employment on behalf of Detrex:

POSITION:               Corporate General Counsel

EFFECTIVE DATE:         July 15, 1993

SALARY:                 $120,000 base per year, payable bi-weekly.

TERM OF EMPLOYMENT:     July 15, 1993 and continue until July 14, 1996. The
                        term of employment will automatically extend for an additional one (1) year period unless communicated to you in writing, at least 30 days prior to your anniversary hiring date, and not to exceed a total maximum of 10 years from original date of hire.

AUTOMOBILE:             In lieu of a company car, your base pay will be
                        increased by $5,000 as a permanent car allowance.
                        The company will reimburse you for use of your personal vehicle on company business at 28 cents per mile.

BONUS: You will be a participant in the Executive Performance Bonus Plan -- that program has not yet been finalized.

STOCK OPTIONS:          You will be provided with 5,000 shares of Detrex
                        Corporation stock on option, over a five year period of time. The price of said shares will be based on the mean market price on the day that you begin your employment with Detrex Corporation.

MEDICAL BENEFITS:       Company and employee paid medical and hospitalization
                        coverage is effective 30 days after you begin employment. You have a choice of two health care organizations. Blue Care Network is offered with a payroll deduction of $41.59 per pay period. CIGNA is also offered with a payroll deduction of $23.08 per pay period.


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                                                        DETREX CORPORATION
Mr. Robert M. Currie                 -2-                June 23, 1993



LIFE INSURANCE:     $5,000 term life insurance is company paid. Voluntary
                    $10,000 term life insurance is offered at a payroll deduction of $6.00 per month. We also offer $100,000
                    Travelers life insurance at a payroll deduction of $60.00 per month.

PENSION PLAN:       Full vesting occurs after five (5) full years of
                    employment.

STOCK PLAN:         Employees are offered the opportunity to purchase company
                    stock through payroll deductions. By purchasing stock through payroll deductions all commission and brokerage fees are waived.

EXPENSES:           All company/business expenses will be reimbursed by the
                    company upon submission of approved company expense forms.

DOCUMENTS:          You will be expected to complete an employment application form.

REPORTING:          You will report to the President and CEO of Detrex
                    Corporation.

RESPONSIBILITIES:   You will be an employee of Detrex Corporation and will be
                    based in Southfield, Michigan, with major efforts directed towards Company legal matters. Appropriate in-house or outside personnel resources will be assigned as necessary.

OTHER EMPLOYMENT:   You will be allowed sufficient time to wind up your private practice of law which includes the handling of three (3) particular matters to their conclusions. Other than winding up your private practice, you shall not directly or indirectly render services to any other person or organization for which you receive compensation or otherwise engage in activities which would interfere significantly with the performance of your duties at Detrex.

SEVERANCE:          Eighteen months of severance will be provided to you in the event Detrex terminates your employment for any reason other than "cause". "Cause" shall mean terminates because of (a) refusal (other than by reason of incapacity due to physical or mental illness) to perform the duties incident to the office of general counsel; (b) the commission of a felony, or the perpetration of a dishonest act or fraud against the Company, or any affiliate or subsidiary thereof, or (c) any act or omission by you which, in the good faith opinion of the President and Chief Executive
                    Officer, and board, is injurious in any




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                                                              DETREX CORPORATION

Mr. Robert M. Currie                  -3-                          June 23, 1993

                     material respect to the financial condition, business or reputation of the Company or any of its affiliates or subsidiaries and which is the result of wilful misconduct and gross negligence.

        If you wish to accept this offer, please sign below and return with the other documents requested.

                               Sincerely yours,

                               /s/ Joseph L. Wenzler
                               Joseph L. Wenzler
                               President

Accepted By: /s/ Robert M. Currie
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Dated: 6-23-93
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